     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1996

                                                      REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          INTERNATIONAL PAPER COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                               13-0872805
  (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                            ------------------------

                            TWO MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                                 (914) 397-1500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                with a copy to:

                             JAMES W. GUEDRY, ESQ.
                          ASSOCIATE GENERAL COUNSEL,
                         VICE PRESIDENT AND SECRETARY
                          INTERNATIONAL PAPER COMPANY
                            TWO MANHATTANVILLE ROAD
                              PURCHASE, NY 10577

         (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OR AGENT FOR SERVICE)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                           PROPOSED     PROPOSED
                                            MAXIMUM     MAXIMUM
    TITLE OF EACH CLASS                    OFFERING    AGGREGATE     AMOUNT OF
    OF SECURITIES TO BE      AMOUNT TO BE  PRICE PER    OFFERING    REGISTRATION
        REGISTERED            REGISTERED    UNIT(1)     PRICE(1)        FEE
Common Stock of
  International Paper
  Company (par value $1.00
  per share)(2)............        1        $   1     $     1        $    1


(1) Based upon the maximum number of shares of the Company's Common Stock registered to the selling security holder(s) herein pursuant to Registration No. 33-58099, which is incorporated herein by reference and previously paid under said Registration No. 33-58099.

(2) Each share of Common Stock offered pursuant to this Registration Statement will be accompanied by one Common Share Purchase Right. The Common Share Purchase Rights are also being registered by this Registration Statement. Prior to the occurrence of certain events, such Common Share Purchase Right will not be exercisable or evidenced separately from the Company's Common Stock. No separate consideration will be received for the Common Share Purchase Rights.


     Pursuant to Rule 429, the Prospectus included herein relates to 1,441,000 shares of Common Stock registered under Registration Statement No. 33-58099, which, under Rule 416(b), covers the additional 1,441,000 shares represented by a stock dividend of one share for each outstanding share that was payable September 15, 1995. In the event any of such previously registered Common Stock are offered prior to the effective date of this Registration Statement, the number of such Common Stock will not be included in any Prospectus hereunder. The amount of Common Stock being registered, together with the remaining Common Stock registered under Registration Statement No. 33-58099, represents the maximum amount of Common Stock which is expected to be offered for sale.

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 1, 1996

PROSPECTUS

                                2,882,000 SHARES

                          INTERNATIONAL PAPER COMPANY

                         COMMON STOCK, $1.00 PAR VALUE

                            ------------------------

     The shares of Common Stock are being offered for the accounts of certain securityholders (the 'Selling Securityholders') of International Paper Company (the 'Company'). The Company will receive no proceeds from any sales of the shares offered hereby.

                            ------------------------


     The Company's Common Stock is traded on the New York Stock Exchange. On March 28, 1996 the reported closing price of the Common Stock on The New York Stock Exchange Composite Tape was $39.125.


                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
            THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS


                                                      PAGE
                                                      ----

Available Information...............................    3

Incorporation of Certain Documents by Reference.....    3

International Paper Company.........................    3

Selling Securityholders.............................    5

Plan of Distribution................................    6

Use of Proceeds.....................................    6

Description of Capital Stock........................    6

Common Share Purchase Rights........................    7

Legal Opinion.......................................    8

Experts.............................................    8

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the 'Exchange Act') and in accordance therewith files, reports and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 75 Park Place, New York, New York 10007. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on, and reports, proxy statements and other information concerning the Company can be inspected at the offices of, the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the United States Securities Act of 1933, as amended (the 'Act'), to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-3157) are incorporated in this Prospectus by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1995;
(b) the description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated July 20, 1976, as amended, and the Company's registration statement on Form S-3, filed January 8, 1992 (33-44855); and (c) registration statement on Form 8-A, dated April 17, 1987, as amended December 14, 1989 (relating to the Common Share Purchase Rights), and the related Current Report on Form 8-K, dated April 17, 1987.

     All documents filed pursuant to Sections 13(a), 14, or 15(d) of the Exchange Act by the Company subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document.

     Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Such written or oral request should be directed to International Paper Company, Two Manhattanville Road, Purchase, New York 10577, Attention:
Investor Relations Department (914) 397-1632.

                          INTERNATIONAL PAPER COMPANY

     International Paper Company, a New York corporation incorporated in 1941 as the successor to the New York corporation of the same name organized in 1898, is a worldwide producer of printing and writing papers, paperboard and packaging and wood products; and distributes paper and office supply products in both the United States, Europe and the Pacific Rim. It also produces pulp, laminated products, and specialty products, including photosensitive films and papers, nonwovens, chemicals and minerals.

     In the United States, the Company operates 24 pulp and paper mills, 52 converting and packaging plants, 29 wood products facilities, 15 specialty panels and laminated products plants and six nonwoven products facilities. Production facilities in Europe, Asia, Latin America and Canada include 14 pulp and paper mills, 30 converting and packaging plants, two wood products facilities, four specialty panels and laminated products plants and four nonwoven products facilities.

     The Company distributes fine paper, printing and industrial products and building materials, primarily manufactured by other companies, through over 300 distribution branches located primarily in the United States. In addition, the Company produces photosensitive films and papers and photographic equipment (three U.S. and six international locations) and specialty chemicals (seven
U.S. and three international locations), and engages in domestic oil and gas and real estate activities.

     Through its acquisition of Carter Holt Harvey, the Company, primarily in New Zealand and Australia, operates seven mills producing pulp and paper, packaging and tissue products, 32 converting and packaging facilities, 49 wood products manufacturing and distribution facilities, and nine building products plants. Carter Holt Harvey distributes paper and packaging products through 18 distribution branches located in New Zealand and Australia. In New Zealand, Carter Holt Harvey controls approximately 800,000 acres of forestlands.

     In January 1995, the Company acquired the assets of two Michigan-based paper distributors, Carpenter Paper Company and Seaman-Patrick Paper Company. In March 1994, the Company, through a subsidiary, acquired from Brierley Investments Limited (Brierley) an additional 8 percent interest in Carter Holt Harvey Limited (Carter Holt Harvey), a major New Zealand forest and paper products company with substantial assets in Chile. The purchase increased the Company's ownership of Carter Holt Harvey to 24 percent. In April 1995, the Company acquired from Brierley their remaining 131.8 million shares of Carter Holt Harvey for NZ$470 million (approximately $316 million). Further in April 1995, an additional 325.8 million Carter Holt Harvey shares were acquired by the Company through a subsidiary in open-market purchases for NZ$3.80 per share (approximately $834 million) bring the Company's total ownership in Carter Holt Harvey to 50.2% on a fully diluted basis. Beginning May 1, 1995, Carter Holt Harvey was consolidated in the financial statements of the Company. The Company in September 1995, acquired Micarta, the high pressure laminates business of Westinghouse located in Hampton, South Carolina and in October 1995, acquire the ink and adhesives resin business of DSM located in Niort, France.

     In July 1994, the Company, through a subsidiary, acquired certain assets of Papelera Kif and Ogi Papel, distributors of printing papers in Juarez and Chihuahua, Mexico. In December 1994, the Company completed a merger with Kirk Paper Corporation, a paper distributor located in Downey, California using the pooling-of-interests accounting method, and acquired additional stock of Zanders Feinpapiere AG.

     In April 1993, the Company acquired certain assets of the Los Angeles-based Ingram Paper Company, a distributor of industrial and fine printing papers. In December, J.B. Papers, Inc., a paper distribution company located in Union, N.J., was purchased. Also in December, the assets of Monsanto Company's Kentucky-based Fome-Cor division, a manufacturer of polystyrene foam products, were acquired.

     All of the 1995, 1994 and 1993 acquisitions, except the merger with Kirk Paper Corporation, were accounted for using the purchase method.

     From 1991 through 1995, International Paper's capital expenditures approximated $6.2 billion, excluding mergers and acquisitions. These expenditures reflect continuing efforts to improve product quality and environmental performance, lower costs, expand production capacity, and acquire and improve forestlands. Capital spending in 1995 was approximately $1.5 billion and is budgeted to be approximately $1.4 billion in 1996.

     The Company, which owns a majority interest in IP Timberlands, Ltd., a Texas limited partnership (IPT), controlled approximately 6.0 million acres of forestlands in the United States at December 31, 1995. IPT was formed to succeed to substantially all of International Paper's forest products business for the period 1985 through 2035, unless earlier terminated. Through its subsidiary Carter Holt Harvey, the Company controls approximately 800,000 acres of forestlands in New Zealand.

     In March 1996, IPT signed a contract to sell a 98% general partnership interest in a subsidiary partnership owning all of IPT's Western region assets, which includes approximately 300,000 acres of forestlands in Oregon and Washington. IPT will retain a 1% limited partner's interest and a preferred interest of approximately $135 million. IP Forest Resources Company, the managing general partner of IPT will own another 1% interest.

     In March 1996, the Company completed its announced merger with Federal Paper Board Company.

     The Company's corporate headquarters is located at Two Manhattanville Road, Purchase, New York 10577, and its telephone number is (914) 397-1500.

                            SELLING SECURITYHOLDERS

COMMON STOCK

     The following table sets forth the number of shares of Common Stock of the Company being offered hereby by each Selling Securityholder. Such shares constituted all of the shares owned by each Selling Securityholder on March 28, 1996. No Selling Securityholder owns one percent or more of the outstanding Common Stock and no Selling Securityholder has or has had within the past three years any office, position or other material relationship with the Company. The shares represent the consideration paid to the shareholders or donees of such shareholders of Kirk Paper Corporation, Kirk Paper Arizona, Inc., Carpenter Paper Company, Seaman-Patrick Holding Company and Seaman-Patrick Paper Company in the respective merger and asset purchases of these corporations.

                                                                        NUMBER
SELLING SECURITYHOLDERS**                                              OF SHARES
- ---------------------------------------------------------------------  ---------
W. and H. Close Living Trust dated September 15, 1975................ 1,544,655
W. and H. Close Charitable Remainder Annuity Trust dated January 31,
  1996...............................................................   246,001
Roman Catholic Archbishop of Los Angeles, a corporation sole.........    52,630
Childrens' Hospital of Los Angeles, a non-profit public benefit
  corporation........................................................     2,630
Richard D. Akkashian, Trustee of the Richard D. Akkashian Trust, UAD
  2/11/91............................................................    21,586
George H. Ashley Trust, UAD 6/7/84, as amended.......................    94,558
William Cartwright...................................................    42,466
Raymond Fisher.......................................................    42,466
David M. LaMothe.....................................................    26,988
John Orlando.........................................................    23,178
James Reno...........................................................   377,704
F. Michael Starling, Trustee for Forrest M. Starling Trust, UAD
  5/18/82, as amended................................................    93,252
John F. Walsh, Trustee for John F. Walsh Living Trust dated
  12/17/93...........................................................   122,166
W. John Wickett, Jr. Trustee for the W. John Wickett Trust UAD
  11/21/84...........................................................    65,562
Seaman-Patrick Paper Company Employee Stock Ownership Plan No. 003...    24,864
Richard Hansknecht...................................................    24,864
Frank G. Geary.......................................................    24,864
James Holtsclaw......................................................     1,970
James Fraher.........................................................     1,970
Randall Riemersma....................................................     1,970
Steven DeKruyter.....................................................
Mark Holtsclaw.......................................................
                                                                      ---------
     TOTAL........................................................... 2,882,000*
                                                                      ----------
                                                                      ----------

- ---------------
* Adjusted for a two-for-one stock dividend, payable September 15, 1995.
** Selling Securityholders may include buyers, pledgees, donees, transferees and other successors in interest to the named Securityholders.

                              PLAN OF DISTRIBUTION

    The shares may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

     In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into exchange traded listed option transactions; the Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Securityholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concesssions from Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     All costs, expenses and fees in connection with the registration of the shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                                USE OF PROCEEDS

     The Company will receive no proceeds from any sale of the securities being offered hereby. The Company will bear all expenses of the offering except for any brokerage, legal, accounting and other professional fees incurred by individual Selling Securityholders. The expenses previously paid and to be paid by the Company are estimated to be $63,680.59.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, 400,000 shares of $4 Preferred Stock and 8,750,000 shares of Serial Preferred Stock. At February 29, 1996, 259,630,524 shares of Common Stock and 15,780 shares of $4 Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

     Dividends on the Common Stock are, in effect, limited by the terms of the Company's $4 Preferred Stock to the amount of the Company's retained earnings. At December 31, 1995, the Company had available approximately $5.6 billion in retained earnings for the payments of dividends. In addition, under the Company's Restated Certificate of Incorporation, no dividends may be declared, paid, or set aside for payment on the Common Stock unless full cumulative dividends are paid on the Company's $4 Preferred Stock and any issued and outstanding Serial Preferred Stock.

     The holders of Common Stock are entitled to one vote per share and are not entitled to any preemptive or preferential rights. Under certain circumstances involving a failure by the Company to pay dividends on any issued and outstanding Serial Preferred Stock, holders of Serial Preferred Stock may be entitled to elect two directors to the Board of Directors of the Company.

     In the event of liquidation or dissolution of the Company, the holders of Common Stock are entitled to share pro rata in any balance remaining after payment to the holders of the $4 Preferred Stock of $100 per share upon involuntary liquidation and $105 per share upon voluntary liquidation.

     The Company's Restated Certificate of Incorporation contains provisions which: (1) divide the Board of Directors into three classes of as nearly equal size as possible, with directors in each class being elected for terms of three years; (2) require the affirmative vote of 80% of the outstanding shares of voting stock to remove any director except for cause; (3) require the affirmative vote of (a) 80% of the outstanding shares of voting stock and (b) a majority of the voting stock not owned by an Interested Stockholder (an owner of 10% or more of voting power) to approve any Business Combination with an Interested Stockholder unless (x) the Business Combination shall have been approved by the Board of Directors at a time when Disinterested Directors (those directors unaffiliated with an Interested Stockholder who were either on the

Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder or succeeded a Disinterested Director and were recommended for a nomination or election by a majority of the Disinterested Directors) constitute a majority of the entire Board of Directors or (y) in the case of a Business Combination involving the payment of consideration to holders of capital stock, certain conditions concerning the adequacy of the consideration are met; (4) require the affirmative vote of 80% of the outstanding shares of voting stock to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clauses (1) and (2) above; and (5) require the affirmative vote of (x) 80% of the outstanding shares of voting stock and (y) a majority of the voting stock not owned by an Interested Stockholder, to approve any proposal made by such Interested Stockholder to amend or repeal those provisions of the Company's Restated Certificate of Incorporation described in clause (3) above, unless such proposal is recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

     The overall effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in the Company effectively to exercise control.

                          COMMON SHARE PURCHASE RIGHTS

     Each share of Common Stock offered hereby will be accompanied by one Common Share Purchase Right (a 'Right'). Except as provided below, each Right entitles the registered holder to purchase from the Company one share of Common Stock at an exercise price of $77.50, subject to adjustment as provided below (the 'Purchase Price').

     The Rights will be evidenced by the Common Stock certificates until the earlier of (i) the tenth day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer by a person or group other than the Company if, upon consummation of the offer, such person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock, or (ii) the tenth day after the first public announcement that an Acquiring Person has acquired the beneficial ownership of 20% or more of the shares of Common Stock (the earlier of such dates being called the 'Distribution Date'). The Rights will be transferable with and only with the shares of Common Stock until the Distribution Date. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of shares of Common Stock as of the close of business on the Distribution Date, and such separate Right Certificates alone will thereafter evidence the Rights.

     The Rights are not exercisable until the Distribution Date and will expire on April 29, 1997 (the 'Final Expiration Date'), unless earlier redeemed by the Company as provided below. Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends on shares of Common Stock subject to the Rights.

     In the event that, following the Distribution Date, the Company (i) engages in a merger or other business combination transaction with a Principal Party in which the shares of Common Stock are changed into, or exchanged for, stock or other securities of any other person or cash or other property, or (ii) sells or transfers 50% or more of its assets or earnings power to a Principal Party, each holder of a Right (except as provided below) shall thereafter have the right to receive, upon exercise thereof at the Purchase Price, Common Stock of such Principal Party having a value of twice such Purchase Price. In the event that
(i) an Acquiring Person shall acquire beneficial ownership of 20% or more of the shares of Common Stock outstanding, other than pursuant to an offer for all outstanding shares of Common Stock which the Continuing Directors, as defined below, determine to be in the best interest of the Company and its shareholders,
(ii) the Company merges with an Acquiring Person and the Company is the surviving corporation and all shares of Common Stock remain outstanding and unchanged, or (iii) an Acquiring Person engages in one or more 'self-dealing' transactions with the Company, each holder of a Right will be entitled to purchase, at the Purchase Price, (A) shares of Common Stock of the Company having a value of twice the Purchase Price, or (B) in certain circumstances as determined by the Continuing Directors, any combination of cash, property, shares of Common Stock or other securities equal to twice the Purchase Price (any of the events described in this paragraph being called 'Triggering Events'). Any Rights that are or were at any time on or after the earlier of the Distribution Date or the Stock Acquisition Date, beneficially owned by an Acquiring Person will become null and void upon the occurrence of a Triggering Event and any holder of any such Right will be unable to exercise such Right after the occurrence of a Triggering Event.

     At any time prior to the earlier of (i) the tenth day following the Stock Acquisition Date or (ii) the Final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not part, at a price of $.05 per Right.

     The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Stock, (ii) upon the grant to holders of Common Stock of certain rights or warrants to subscribe for shares of Common Stock or convertible securities at less than the current market price of the Common Stock, or (iii) upon the distribution to holders of Common Stock of evidences of indebtedness, securities, cash or assets (excluding regular periodic dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price.

     The term 'Continuing Director' is defined in the Rights Agreement as any member of the Board of Directors of the Company who was a member of the Board prior to the Stock Acquisition Date, and any successor of a Continuing Director who is recommended, or elected to succeed such Continuing Director, by a majority of the Continuing Directors but shall not include an Acquiring Person or a representative or nominee of an Acquiring Person.

     The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed by the Company at a price of $.05 per Right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock.


     The Rights Agreement dated as of April 14, 1987, as amended December 14, 1989, between the Company and Chemical Bank, as successor to Manufacturers Hanover Trust Company, as Rights Agent, specifies the terms of the Rights. The foregoing description of the Rights is qualified in its entirety by reference to such Rights Agreement, which is an exhibit to the Company's registration statement on Form 8-A, dated April 17, 1987, as amended, incorporated by reference herein. Capitalized terms used herein and not otherwise defined shall have the meaning assigned thereto in the Rights Agreement.

                                 LEGAL OPINION

     The validity of the Common Stock offered hereby will be passed upon for the Company by James W. Guedry, Esq., Associate General Counsel and Secretary of the Company. Mr. Guedry owns no material or significant amount of the Company's outstanding Common Stock. He participates in the International Paper Company Stock Option Plan and in its Salaried Savings Plan, having an interest in a fund under that plan which invests in the Company's Common Stock.

                                    EXPERTS

     The financial statements and schedules incorporated by reference in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee.......  $36,030.59*
Blue Sky fee and expenses...........................    5,000.00*
New York Stock Exchange listing fees................    1,650.00*
Fees of certified public accountants................   10,000.00**
Printing and engraving..............................   10,000.00**
Miscellaneous expenses..............................    l,000.00**
                                                      ----------
                                                      $63,680.59**
                                                      ----------
                                                      ----------

- ------------------
 *  Previously paid under Registration Statement No. 33-58099.
**  Estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 721 of the New York Business Corporation Law ('BCL') provides that, in addition to the indemnification provided in Article 7 of the BCL, a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or bylaws, or by a duly authorized resolution of its shareholders or directors or by agreement provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the BCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the BCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except the BCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claims as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the BCL specifies the manner in which payment of indemnification under Section 722 of the BCL or indemnification permitted under
Section 721 of the BCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 of the BCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 of the BCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the BCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article VII of the Restated Certificate of Incorporation of International Paper Company provides in part as follows:

          Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any bylaw, agreement, vote of stockholders or otherwise.

     Article IX of the Bylaws, as amended, of the Company provides as follows:

          The Corporation shall indemnify each Officer or Director who is made,

     or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity of the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action.

     The Company has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the BCL, has entered into indemnity agreements with its directors and officers providing indemnification in addition to that provided under the BCL, as permitted by Section 721 of the BCL.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER   DESCRIPTION
- ------   -----------------------------------------------------------------------
 2(a)    -- Agreement and Plan of Merger, dated as of December 28, 1994, as amended, between the Selling Securityholders of Kirk Paper
            Corporation and Kirk Paper Arizona, Inc. and International Paper
            Company and IPK Acquisition Corp.*
  (b)    -- Amended and Restated Asset Purchase Agreement, dated as of December
            1, 1994, between Carpenter Paper Company and International Paper
            Company and International Paper-Carpenter Acquisition Corp.*
  (c)    -- Amended and Restated Asset Purchase Agreement, dated as of December
            1, 1994, between Seaman-Patrick Holding Company and Seaman-Patrick
            Paper Company and International Paper Company and IPS Acquisition
            Corp.*
   5     -- Opinion of James W. Guedry, Esq.
23(a)    -- Consent of Arthur Andersen LLP.
  (b)    -- Consent of James W. Guedry, Esq. (included in Exhibit 5)
  24     -- Power of Attorney.*


- ------------------

*  Previously filed under Registration Statement No. 33-58099.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report, pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, International Paper Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Purchase, and State of New York, on the 29th day of March, 1996.


                                          INTERNATIONAL PAPER COMPANY
                                          (Registrant)

                                          By:       /s/ JAMES W. GUEDRY
                                              --------------------------------
                                                      James W. Guedry
                                                         Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 29th day of March, 1996, by the following persons in the capacities indicated.

             SIGNATURE                                 TITLE
- -----------------------------------  -----------------------------------------

        /s/ JOHN A. GEORGES          Director, Chairman of the Board and Chief
- -----------------------------------  Executive Officer
         (John A. Georges)

        /s/ JOHN T. DILLON*          Director and Executive Vice President
- -----------------------------------
         (John T. Dillon)


                                     Director and Executive Vice President
- -----------------------------------
         (C. Wesley Smith)

      /s/ WILLARD C. BUTCHER*        Director
- -----------------------------------
       (Willard C. Butcher)

- -----------------------------------  Director
         (Robert J. Eaton)

       /s/ STANLEY C. GAULT*         Director
- -----------------------------------

        (Stanley C. Gault)

       /s/ THOMAS C. GRAHAM*         Director
- -----------------------------------
        (Thomas C. Graham)

                                     Director
- -----------------------------------
        (Arthur G. Hansen)

                                     Director
- -----------------------------------
        (John R. Kennedy)

      /s/ DONALD F. MCHENRY*         Director
- -----------------------------------
        (Donald F. McHenry)

             SIGNATURE                                 TITLE
- -----------------------------------  ------------------------------------------
      /s/ PATRICK F. NOONAN*         Director
- -----------------------------------
        (Patrick F. Noonan)

       /s/ JANE C. PFEIFFER*         Director
- -----------------------------------
        (Jane C. Pfeiffer)

     /s/ EDMUND T. PRATT, JR.*       Director
- -----------------------------------
      (Edmund T. Pratt, Jr.)

     /s/ CHARLES R. SHOEMATE*        Director
- -----------------------------------
       (Charles R. Shoemate)

        /s/ ROGER B. SMITH*          Director
- -----------------------------------
         (Roger B. Smith)

       /s/ MARIANNE M. PARRS         Senior Vice President and
- -----------------------------------  Chief Financial Officer
        (Marianne M. Parrs)

       /s/ ANDREW R. LESSIN          Controller and
- -----------------------------------  Chief Accounting Officer
        (Andrew R. Lessin)


By:        /s/ JAMES W. GUEDRY
    -------------------------------
             James W. Guedry
            Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER   DESCRIPTION
- ------   -----------------------------------------------------------------------
 2(a)    -- Agreement and Plan of Merger, dated as of December 28, 1994, as amended, between the Selling Securityholders of Kirk Paper
            Corporation and Kirk Paper Arizona, Inc. and International Paper
            Company and IPK Acquisition Corp.*
  (b)    -- Amended and Restated Asset Purchase Agreement, dated as of December
            1, 1994, between Carpenter Paper Company and International Paper
            Company and International Paper-Carpenter Acquisition Corp.*
  (c)    -- Amended and Restated Asset Purchase Agreement, dated as of December
            1, 1994, between Seaman-Patrick Holding Company and Seaman-Patrick
            Paper Company and International Paper Company and IPS Acquisition
            Corp.*

   5     -- Opinion of James W. Guedry, Esq.

23(a)    -- Consent of Arthur Andersen LLP.

  (b)    -- Consent of James W. Guedry, Esq. (included in Exhibit 5)

  24     -- Power of Attorney.*


- ------------
* Previously filed under Registration Statement No. 33-58099.